UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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EPICOR SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPICOR SOFTWARE CORPORATION

195 Technology Drive

Irvine, California 92618-2402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2003

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Epicor Software Corporation (the “Company”), a Delaware corporation, will be held on Tuesday, May 20, 2003 at 10:00 a.m., Pacific Time, at the offices of the Company located at 195 Technology Drive, Irvine, California 92618-2402, telephone number (949) 585-4000, for the following purposes:

1. To elect four (4) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

2. To approve an amendment to the Company’s 1999 Nonstatutory Stock Option Plan to increase the number of authorized shares by 4,000,000.

3. To ratify the appointment of Deloitte & Touche, LLP, as independent auditors of the Company for the fiscal year ending December 31, 2003.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 4, 2003 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting. However, in order to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

L. George Klaus

Chairman of the Board

Irvine, California

April 15, 2003

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting must bring with them a proxy or letter from that firm confirming their ownership of shares.

EPICOR SOFTWARE CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board” or “Board of Directors”) of EPICOR SOFTWARE CORPORATION (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting of Stockholders”) to be held on Tuesday, May 20, 2003, at 10:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at the principal executive offices of the Company located at 195 Technology Drive, Irvine, California 92618-2402. The telephone number at that location is (949) 585-4000. When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein, for the approval of the amendment to the Company’s 1999 Nonstatutory Stock Option Plan to increase the number of authorized shares by 4,000,000, for the ratification of the appointment of Deloitte & Touche, LLP, as independent auditors of the Company for the fiscal year ending December 31, 2003 and, at the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy statement and the Form 10-K, including the financial statements and the schedules thereto (but excluding exhibits), filed with the Securities and Exchange Commission for the Company’s fiscal year ended December 31, 2002, were first mailed on or about April 17, 2003, to all stockholders entitled to vote at the Annual Meeting of Stockholders.

Stockholder Proposals to Be Presented at Next Meeting

The Company currently intends to hold its 2004 Annual Meeting of Stockholders in May 2004 and to mail a Proxy Statement relating to such meeting in April 2004. Proposals that are intended to be presented by stockholders of the Company at the Company’s 2004 Annual Meeting of Stockholders and that such stockholders wish to have included in the Company’s proxy statement relating to that meeting must be received by the Company at its principal executive offices no later than December 11, 2003, in order to be considered for possible inclusion in the Company’s proxy statement relating to that meeting.

If a stockholder wishes to present a proposal at the Company’s annual meeting in the year 2004, and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the stockholder must give advance notice to the Company by the close of business on February 19, 2004 (the 90th calendar day prior to the anniversary of this year’s annual meeting) in order to be timely. In addition to being timely, the notice must contain the information required under the Company’s Bylaws. If a stockholder gives notice of such a proposal after the deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2004 annual meeting.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting of Stockholders. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting of Stockholders.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company at or before the taking of the vote at the Annual Meeting of Stockholders, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting of Stockholders, or (iii) attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Epicor Software Corporation at 195 Technology Drive, Irvine, California 92618, Attention: Secretary of the Company, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting of Stockholders.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and Series C Preferred Stock and Series D Preferred Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAINED” on a matter are treated as being present at the Annual Meeting of Stockholders for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting of Stockholders with respect to such matter (the “Votes Cast”).

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that Abstentions should will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, in cases other than the election of directors, abstentions will have the same effect as a vote against the proposal.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of broker non-votes, the Company believes that While broker non-votes will should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but that broker non-votes will should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. In the absence of controlling precedent to the contrary, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on any proposal described in this proxy statement.

Internet and Telephone Voting

Stockholders holding Company Common Stock, whether they are registered directly with the Company’s transfer agent, Mellon Investor Services, or held with a bank or broker, may be eligible to vote via the Internet or to vote telephonically. If a stockholder’s shares are held in an account with a broker or bank, the information on how to vote via the Internet or by telephone will be provided on the voting instruction form. If a stockholder’s shares are registered directly with Mellon Investor Services, the information on how to vote via the Internet or by telephone will be provided on the proxy card.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2003. Submitting a proxy via the Internet or by telephone will not affect a stockholder’s right to vote in person should he or she decide to attend the Annual Meeting of Stockholders. If a stockholder’s shares are held in an account with a broker or bank, the information on when votes must be received will be provided on the voting instruction form.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Solicitation

The Company will bear the entire cost of the solicitation of proxies, including costs incurred in connection with the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to the Company’s stockholders in relation to the Annual Meeting of Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock of the Company beneficially owned by others for forwarding to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock of the Company for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Record Date and Shares Outstanding

Stockholders of record at the close of business on April 4, 2003 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has three (3) classes of equity securities outstanding, designated Common Stock, $.001 par value (“Common Stock”), and Series C Preferred Stock (“Series C Preferred Stock”) and Series D Preferred Stock, $.001 par value (“Series D Preferred Stock”). At the Record Date, 43,586,207 shares of Common Stock, 61,735 shares of Series C Preferred Stock and 300,000 shares of Series D Preferred Stock were issued and outstanding.

Voting and Conversion Rights of Common Stock and Series C and Series D Preferred Stock

Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders. Each share of Series C Preferred Stock is convertible into ten (10) shares of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. In addition, each share of Series C Preferred Stock automatically converts into ten (10) shares of Common Stock, as adjusted as provided above, ten (10) days following the date of notice from the Company that the average closing price of the Common Stock for twenty (20) consecutive days has exceeded $25.00 per share, as adjusted as provided above. Each share of Series D Preferred Stock is also convertible into ten (10) shares of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. In addition, each share of Series D Preferred Stock automatically converts into ten (10) shares of Common Stock, as adjusted as provided above, ten (10) days following the date of notice from the Company that the average closing price of the Common Stock for twenty (20) consecutive days has exceeded $5.73 per share, as adjusted as provided above.

Each share of Series C Preferred Stock and Series D Preferred Stock will be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder approval. Thus, a total of 47,203,557 votes are eligible to be cast at the Annual Meeting of Stockholders.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Currently, there are five (5) members of the Board of Directors. Charles Boesenberg, currently serving as a director, has decided not to stand for reelection. Effective May 20, 2003, the number of authorized directors will be reduced to four (4). Accordingly, at the Annual Meeting of Stockholders, four (4) directors are to be elected by the holders of Common Stock and Series C Preferred Stock and Series D Preferred Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s four (4) nominees named below. All nominees are currently directors of the Company. If any Company nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

The names of the nominees and certain information about them are set forth below:

Name	Age	Title	Director Since
L. George Klaus	62	Chairman of the Board, President and Chief Executive Officer	1996
Donald R. Dixon	55	Director	1995
Thomas F. Kelly	50	Director	2000
Harold D. Copperman	56	Director	2001

The Board of Directors recommends a vote “FOR” the election of all of the nominees listed above.

Mr. Klaus has been a Director of the Company and has served as Chief Executive Officer of the Company since February 1996 and Chairman of the Board since September 1996. Mr. Klaus also served as President of the Company from February 1996 through November 1999 and from June 2001 to the present. From July 1993 through October 1995, Mr. Klaus served as President, Chief Executive Officer and Chairman of the Board of Frame Technology, Inc., a software company that produces software tools for authoring, managing and distributing business-critical documents. Mr. Klaus currently serves on the board of FileNET Corporation. Mr. Klaus is also a member of the Board of Advisors of Broadview Capital Partners and the Information and Computer Science CEO Advisory Board for the University of California, Irvine.

Mr. Dixon has been a Director of the Company since September 1995. Mr. Dixon has served as Managing Director of Trident Capital, Inc., a private investment firm, since June 1993, and before that served as Co-President of Partech International, Inc., an international venture capital and money management firm, from June 1988 until June 1993. Mr. Dixon also is a director of Evolving Systems, Inc. and a number of private companies.

Mr. Kelly has been a Director of the Company since January 2000. Mr. Kelly has been Chairman and Chief Executive Officer of BlueStar Solutions, Inc., an enterprise resource planning software hosting company, since January 2001. From July 1998 through December 2000, Mr. Kelly was Chairman and Chief Executive Officer of Blaze Software, Inc., a provider of rules-based e-business software that enables personalized interaction across an enterprise’s electronic contact points. From March 1996 through March 1998, Mr. Kelly was employed at Cirrus Logic, Inc. as Executive Vice President and Chief Financial Officer, and then subsequently Chief Operating Officer. From September 1993 through December 1995, Mr. Kelly served as Executive Vice President and Chief Financial Officer of Frame Technology Corporation, a software company that produces software tools for authoring, managing and distributing business-critical documents.

Mr. Copperman has been a director of the Company since July 2001. Mr. Copperman is currently the CEO and President of HDC Ventures, Inc., a management and investment group focusing on enterprise systems, software and services. From 1993 through 1999, Mr. Copperman served as Senior Vice President and Group Executive of the Products Divisions at Digital Equipment Corporation where he was responsible for the company’s six computer systems business units and worldwide manufacturing and distribution. Mr. Copperman was formerly a director of America Online, Inc. (1989-1993) and 800 Software (1992-1993) and currently sits on the Board of Avocent Corporation and a number of other private companies in the information technology business.

Vote Required

The four (4) nominees for director receiving the highest number of affirmative votes from holders of shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE COMPANY’S FOUR (4) NOMINEE DIRECTORS. Unless otherwise marked, proxies solicited by the Company will be voted FOR the election of the Company’s FOUR (4) nominee directors.

Committees

The Board of Directors has a standing Compensation Committee and Audit Committee.

The functions of the Compensation Committee include advising the Board of Directors on officer compensation and employee compensation generally as well as administering the Company’s stock option plans. See “Report of the Compensation Committee on Executive Compensation” below. The Compensation Committee, which presently consists of two outside directors, Messrs. Dixon and Boesenberg, held 2 meetings and acted by written consent during 2002.

The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company’s outside auditors, examining the results of audits and quarterly reviews as well as reviewing internal accounting controls. The Audit Committee, which presently consists of these outside directors, Messrs. Dixon, Boesenberg, Kelly and Copperman, held five meetings during 2002. On April 27, 2000 the Company adopted a written charter for the Audit Committee. Subsequently, a revised written Charter for the Audit Committee was adopted on October 23, 2002. All members of the Audit Committee are independent under the requirements of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

Board Meetings

The Board of Directors held a total of 9 meetings during 2002. No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and the meetings of committees upon which such director served.

Other Executive Officers

The names of the current executive officers and certain information about them are set forth below:

Name	Age	Title
L. George Klaus	62	Chief Executive Officer, Chairman of the Board
Lee Kim	44	Senior Vice President, Chief Financial Officer

Information with respect to Mr. Klaus is contained in “Nominees” above.

Mr. Kim has served as Chief Financial Officer of the Company since October 1999. He was appointed a senior vice-president of the Company in October 2001. From February 1999 to October 1999, Mr. Kim served as Vice President and Controller of the Company. From October 1997 to February 1999, Mr. Kim was Vice President, Controller and Chief Accounting Officer for FileNET Corporation, a provider of integrated document management software products. Between August 1993 and October 1997, Mr. Kim was employed at Wonderware Corporation, a provider of industrial automation software. During this period, Mr. Kim served as Manager of Finance from August 1993 to August 1994, Director of Finance from August 1994 to October 1997, and Acting Chief Financial Officer from January 1996 to March 1996.

On March 10, 2003, the Company announced that Mr. Kim planned to leave the Company effective May 31, 2003. The Company is currently seeking his replacement.

Executive Compensation

Summary Compensation Table. The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the Company’s Chief Executive Officer and other executive officer.

Summary Compensation Table

	Fiscal Year Ended	Annual Compensation				Long-Term Compensation Awards			All Other Compensation ($)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)
L. George Klaus (1) Chairman of the Board, President, and Chief Executive Officer	12-31-02 12-31-01 12-31-00	634,000 668,000 630,000	248,496 320,640 73,710	— 106,915 556,635	(2) (5)	— 450,000	(3) (6)	— 500,000 —	353,564 350,000 3,564	(4)(7) (4) (7)

Lee Kim Senior Vice President and Chief Financial Officer	12-31-02 12-31-01 12-31-00	185,250 195,000 183,333	57,350 78,000 17,550	— 1,436 1,625	(8) (9)	— 187,500 —	(3)	10,000 30,000 75,000	385 405 370	(7) (7) (7)

(1)	Mr. Klaus was appointed President on June 30, 2001. He previously also served as President from February 1996 through November 16, 1999.

(2)	Amount stated includes (i) $87,000 of accrued interest waived on two loans in the aggregate principal amount of $7,000,000; and (ii) $19,000 for travel/attendance at an Epicor Conference.

(3)	The amount indicated reflects the value of restricted shares received as part of the Company’s January 2001 restricted stock exchange. In such exchange, the Company offered all of its director and employee option holders the opportunity to exchange their options to purchase Company Common Stock for restricted shares of the Company’s Common Stock. The Company issued each participant one share of restricted Common Stock (at a price equal to $0.001 per share) for every two options exchanged. The Company has a repurchase right on these restricted shares. With respect to shares issued in exchange for vested options, the repurchase right lapses over a two-year period. With respect to shares issued in exchange for unvested options, the repurchase right lapses over a four-year period. If, prior to one year after the exchange, a participant is terminated by the Company without cause, then on the one-year anniversary of the exchange, the Company’s repurchase right will lapse with respect to one-half of the number of such employee’s restricted shares that would have vested at such time had he remained an employee of the Company through such date. In the event of a change of control of the Company, the repurchase right will lapse as to all shares of such restricted stock. The value of these restricted shares was determined by multiplying the number of restricted shares times $1.50, the closing price of the Company’s stock on January 26, 2001. As of December 31, 2001, the shares had an aggregate value based on the $1.49 per share closing price of the Company Stock as of that date. As of December 31, 2002, the shares had an aggregate value based on the $1.25 per share closing price of the Company Stock as of that date.

(4)	Amount stated reflects $350,000 Management Retention Bonus accrued during both 2001 and 2002 and paid out in February 2002 and February 2003, respectively. See “Report of the Compensation Committee on Executive Compensation- CEO Compensation for Fiscal 2002.

(5)	Amount stated reflects (i) $420,000 accrued interest waived on two loans in the aggregate principal amount of $7,000,000; and (ii) $136,000 for reimbursement of relocation expenses.

(6)	Mr. Klaus received a restricted stock grant of 2,000,000 shares in connection with his joining the Company in February 1996. See “Employment Agreements and Related Party Transactions.” Of the 2,000,000 shares, 350,000 vested on the grant date and 29,167 shares vested each month thereafter for 36 months. The remaining 600,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. As of December 31, 2000, all 2,000,000 shares were vested. The value of Mr. Klaus’ restricted stock holdings at December 31, 2002, was $2,500,000, which was determined by multiplying the number of restricted shares times $1.25, the closing price of the Company’s common stock on December 31, 2002, net of the consideration paid for the restricted shares. The restricted stock is entitled to the same dividends as are paid to the common stock generally. Mr. Klaus returned the 2,000,000 shares to the Company in February 2003 as part of a repayment of Notes to the Company. The shares had a market value of $2.13 per share at the time of the return. See Related Party Transactions –Employment and Severance Agreements.

(7)	Amount stated includes premium for group term life insurance.

(8)	Amount stated reflects interest forgiven on loan.

(9)	Amount stated reflects payment for accrued paid time off upon termination of the paid time off benefit for this executive.

Option Grants Table. The following table sets forth certain information concerning grants of stock options to each of the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2002. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective terms. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. No assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved. The Company did not grant any stock appreciation rights during 2002.

Options granted have a term of ten (10) years, subject to earlier termination in certain events related to termination of employment. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options are scheduled to vest over 4 years with the grant to Mr. Kim vesting 25% on each anniversary of the grant.

Option Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
L. George Klaus	—	—	—	—	—	—

Lee Kim	10,000	1%	2.15	2/28/12	13,500	34,300

Aggregated Option Exercises and Fiscal Year End Option Value Table. The following table sets forth certain information concerning the exercise of options by each of the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2002, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options outstanding as of December 31, 2002. Also reported are the values for “in the money” options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company’s Common Stock as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
L. George Klaus	—	—	166,667	333,333	208,334	416,666
Lee Kim	—	—	7,500	32,500	9,375	40,625

(1)	Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price on “in-the-money” options. The closing sale price for the Company’s Common Stock as of December 31, 2002 on the NASDAQ National Market System was $1.25.

Equity Compensation Plans Information. The following table sets forth certain information, as of December 31, 2002, concerning shares of common stock authorized for issuance under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company as a result of acquisitions by the Company of the entities that originally granted those options. Footnote (4) to the table sets forth the total number of shares of the Company’s common stock issuable upon the exercise of those assumed options as of December 31, 2002, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	593,022	$2.01	2,069,542	(3)

Equity compensation plans not approved by shareholders (2)	703,263	$3.76	2,146,690

Total	1,296,285	$2.89	4,216,232

(1)	Consists of the Platinum Software Corporation Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1990 (the 1990 Plan), 1994 Incentive Stock Option, Non-qualified Stock Option and Restricted Stock Purchase Plan (the 1994 Plan), 1999 Nonstatutory Stock Option Plan (the 1999 Plan) and 2002 Employee Stock Purchase Plan (the Purchase Plan).

(2)	Consists of the 1993 Nonqualified Stock Option Plan, 1996 Nonqualified Stock Option Plan, 1997 Nonqualified Stock Option Plan, 1998 Nonqualified Stock Option Plan and 1999 Merger Transition Nonstatutory Stock Option Plan.

(3)	This number includes 1,054,507 shares of common stock reserved for issuance under the Purchase Plan, 65,785 shares available for issuance under the 1994 Plan, and 949,250 shares available for issuance under the 1999 Plan. It does not include shares under the 1990 Plan, which expired in accordance with its terms in 2000. No new options can be granted under the 1990 Plan.

(4)	The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies that originally established those plans. As of December 31, 2002, a total of 152,168 shares of the Company’s common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $20.65 per share. No additional options may be granted under those assumed plans.

1993 Nonqualified Stock Option Plan

In July 1993, the Board of Directors approved the 1993 Nonqualified Stock Option Plan (the 1993 Plan). The 1993 Plan provides for the grant of nonqualified stock options to officers and other key employees, consultants, business associates and others with important business relationships with us at the fair market value of our common stock as of the date of grant. The plan administrator determines, on a grant-by-grant basis, when options granted under the 1993 Plan may be exercised. The 1993 Plan provides that vested options may be exercised for 3 months after termination of employment other than due to death or disability and for 1 year after termination of employment as a result of death or disability. The 1993 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1993 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made in writing in connection with the transaction for options to be assumed or substituted for by the successor corporation. There are 1,275,000 shares of common stock reserved under the 1993 Plan, and 44,795 shares remain for future issuance.

1996 Nonqualified Stock Option Plan

In February 1996, the Board of Directors approved the 1996 Nonqualified Stock Option Plan (the 1996 Plan). The 1996 Plan provides for the grant of nonqualified stock options to non-executive officers and other key employees, consultants, business associates and others with important business relationships with us at the fair market value of our common stock as of the date of grant. The plan administrator determines, on a grant-by-grant basis, when options granted under the 1996 Plan may be exercised. The 1996 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event of our change of control (including our merger with or into another corporation, or our sale of substantially all of our assets), the 1996 Plan provides that each optionee may exercise his or her option with respect to any or all of the shares subject to the option (including shares that were unvested prior to the change of control) and may, depending on the nature of the change of control, exchange the option for a cash payment determined by multiplying the number of vested shares by the excess of any per share merger consideration over the per share exercise price. There are 500,000 shares of common stock reserved under the 1996 Plan, and 80,861 shares remain for future issuance.

1997 Nonqualified Stock Option Plan

In July 1997, the Board of Directors approved the 1997 Nonqualified Stock Option Plan (the 1997 Plan). The 1997 Plan provides for the grant of nonqualified stock options to employees, consultants, business associates and others with important business relationships with us at the fair market value of our common stock as of the date of grant. The plan administrator determines, on a grant-by-grant basis, when options granted under the 1997 Plan may be exercised. The 1997 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event of our change of control (including our merger with or into another corporation, or our sale of substantially all of our assets), the 1997 Plan provides that each optionee may exercise his or her option with respect to any or all of the shares subject to the option (including shares that were unvested prior to the change of control) and may, depending on the nature of the change of control, exchange the option for a cash payment determined by multiplying the number of vested shares by the excess of any per share merger consideration over the per share exercise price. There are 500,000 shares of common stock reserved under the 1997 Plan, and 66,043 shares remain for future issuance.

1998 Nonqualified Stock Option Plan

In April 1998, the Board of Directors approved the 1998 Nonqualified Stock Option Plan (the 1998 Plan). The Board of Directors subsequently amended the 1998 Plan in July 1998 to increase the number of authorized shares. The 1998 Plan provides for the grant of nonqualified stock options to officers and employees, members of our Board of Directors, consultants, business associates and others with important business relationships with us at the fair market value of our common stock as of the date of grant. The plan administrator determines, on a grant-by-grant basis, when options granted under the 1998 Plan may be exercised. The 1998 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event of our change of control (including our merger with or into another corporation, or our sale of substantially all of our assets), the 1998 Plan provides that each optionee may exercise his or her option with respect to any or all of the shares subject to the option (including shares that were unvested prior to the change of control) and may, depending on the nature of the change of control, exchange the option for a cash payment determined by multiplying the number of vested shares by the excess of any per share merger consideration over the per share exercise price. There are 3,000,000 shares of common stock reserved under the 1998 Plan, and 1,164,566 shares remain for future issuance.

1999 Merger Transition Nonstatutory Stock Option Plan

In February 1999, the Board of Directors approved the 1999 Merger Transition Nonqualified Stock Option Plan (the Transition Plan). The Transition Plan provides for the grant of nonqualified stock options to officers, employees, directors and consultants at the fair market value of our common stock as of the date of grant. However, option grants to individuals at the level of vice-president or higher are limited to former DataWorks employees as an essential inducement to their entering into an employment agreement with us. The plan administrator determines, on a grant-by-grant basis, when options granted under the Transition Plan may be exercised. The Transition Plan provides that vested options may generally be exercised for 3 months after termination of employment and for 12 months after termination of employment as a result of death or disability. The Transition Plan generally permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness or consideration received by us under a “cashless exercise” program. In the event of our change in control (including our merger with or into another corporation, or our sale of substantially all of our assets), the Transition Plan provides that each outstanding option will fully vest and become exercisable. There are 900,000 shares of common stock reserved under the Transition Plan, and 790,425 shares remain for future issuance.

Compensation of Directors. The Company pays each non-employee director of the Company a $10,000 annual retainer fee and a $5,000 fee for physical attendance at a board meeting. The board-meeting fee is $2,500 if attendance is via telephone. Also, beginning in January 2000 each non-employee director of the Company received an option to purchase 35,000 shares upon commencement of service as a director and an option to purchase 10,000 shares upon each subsequent annual reelection to the Board. The options are and will be priced at the fair market value of the Company’s common stock on the date of grant and have a three-year vesting schedule. The 35,000 share grant vests as to 5,000 shares on the day of the grant and as to 10,000 shares each of the next three years on the anniversary of the grant. The subsequent 10,000 share grant vests over three years in equal installments on each anniversary date of the director’s reelection.

Related Party Transactions

Employment and Severance Agreements

1. The Company entered into an offer letter with L. George Klaus when he joined the Company as President and Chief Executive Officer in February 1996. The offer letter initially provided for a base salary of $500,000, together with an annual bonus on a fiscal year basis of up to $250,000 based on a performance plan. The offer letter also initially provided that Mr. Klaus could earn an additional incentive bonus of up to $250,000 upon fulfillment of certain performance criteria. Mr. Klaus’ base salary has been increased since the time he joined the Company and his bonus plan also has been modified. See “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION-CEO Compensation for Fiscal 2002.”

In addition, upon joining the Company in 1996 Mr. Klaus purchased 2,000,000 shares of restricted stock at a purchase price of $3.50 per share, the then fair market value of the Company’s Common Stock. As payment for one-half of the purchase price, Mr. Klaus executed a secured five-year promissory note in the principal amount of $3,500,000. The note bore simple interest at 6% per annum, was a full recourse promissory note, and was secured by a stock pledge of 2,000,000 shares of the Company’s Common Stock. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to the promissory note. The Company retained a repurchase right with respect to the restricted stock. The repurchase right lapsed with respect to 350,000 shares on the date of the restricted stock grant, and lapsed with respect to 29,167 shares each month for 36 months so that, as of February 7, 1999, the repurchase right no longer applied to 1,400,000 shares. The repurchase right with respect to the remaining 600,000 shares lapsed based on fulfillment of certain performance criteria with respect to the Company’s operating revenues and profit after taxes for fiscal years 1997, 1998 and 1999.

In addition, the Company agreed to pay Mr. Klaus 12 months severance, including salary and bonus, in the event his employment is terminated without cause or in the event that he is constructively terminated.

Finally, upon joining the Company in 1996 the Company agreed to provide a relocation package to Mr. Klaus to assist him in relocating from Northern California to Southern California. Such package included: (i) paying the shortfall on the sale of his primary residence; (ii) reimbursing Mr. Klaus certain financing and closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses.

The Company also loaned to Mr. Klaus $3,500,000 pursuant to an unsecured five-year full recourse promissory note, which bore interest at the rate of 6% per annum. This loan was used to fund Mr. Klaus’ restricted stock purchase along with the secured note referenced above. In April 1998, the Company waived the collection of all accrued interest to date and going forward with respect to this unsecured note. In January 2001, the Company extended the maturity date of Mr. Klaus’ two notes to the Company, in an aggregate initial principal amount of $7,000,000, to February 7, 2003 and reinstated the accrual of 6% interest per annum on such notes, beginning January 4, 2001. Both interest and principal came due in February 2003 and Mr. Klaus repaid these notes with a combination of a cash payment of $3,580,000 and the return of the 2,000,000 shares of common stock related to the February 1996 restricted stock agreement. The market value of the shares on the repayment date was $2.13 per share.

In February 2001, the Company agreed to pay Mr. Klaus a bonus in the amount of $350,000 on February 1, 2002, provided Mr. Klaus remains a director of the Company through January 31, 2002. This amount was paid to Mr. Klaus in February 2002.

In February 2002, the Company agreed to pay Mr. Klaus a bonus in the amount of $350,000 on February 1, 2003, provided Mr. Klaus remains a director of the Company through January 31, 2003. This amount was paid to Mr. Klaus in February 2003.

In December 2001, the Company entered into a management retention agreement with Mr. Klaus which both affirmed previously established severance benefits as contained in his original 1996 offer letter and also provides for his receipt of additional benefits in the event of a Change in Control of the Company as defined in the management retention agreement. Among other things, the agreement provides that in the event of a Change in Control during his employment with the Company, or the involuntary termination of his employment as defined in the management retention agreement, any unpaid principal balance and accrued interest on any indebtedness of Mr. Klaus to the Company will be forgiven and Mr. Klaus will be compensated by the Company for taxes from any imputed income from such forgiveness. Mr. Klaus also will receive twelve months coverage under the Company’s benefit plans and a payment to offset the effect of any excise taxes required to be paid on account of his receipt of severance payments and benefits.

The largest principal amount outstanding during 2002 under all loans to Mr. Klaus was $7,000,000, and the amount outstanding as of December 31, 2002 together with accrued interest was $7,798,403. No amounts were outstanding as of the date of this Proxy Statement.

On March 18, 2003, the Compensation Committee approved a new stock grant for the Company’s Chairman and Chief Executive Officer, L. George Klaus. Under the new award, Mr. Klaus was granted rights to purchase a total of 3,000,000 shares of restricted stock. The award consisted of two separate grants and was awarded to Mr. Klaus to incent him to remain with the Company and continue to work toward long term Company growth. The size and terms of these restricted stock grants to Mr. Klaus are believed to be competitive with industry comparables as determined from and based in part on data provided by a leading executive compensation consultant in a report specially commissioned by the Compensation Committee of the Board of Directors.

The first grant was effective immediately and consisted of 1,000,000 shares, including a stock purchase right for 940,000 shares of restricted stock from the Company’s 1999 Nonstatutory Stock Option Plan (the “Plan”) and a stock purchase right for 60,000 shares of restricted stock from the Company’s 1994 Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan. The stock purchase rights had a purchase price equal to the par value of the Company’s Common Stock, $0.001 per share, and were exercised upon grant by Mr. Klaus. The first grant is subject to a repurchase right that the permits the Company to repurchase the shares from Mr. Klaus for $0.001 per share upon his termination of employment from the Company. Assuming Mr. Klaus remains a service provider of the Company, the repurchase right lapses as to 100,000 shares per month on the last day of each month beginning March 31, 2003, such that the entire 1,000,000 shares of the first grant will be vested in full on December 31, 2003. The repurchase right lapses, and all shares vest, upon a “Change in Control” of the Company or “Involuntary Termination” of Mr. Klaus, as defined in Mr. Klaus’s Management Retention Agreement with the Company.

The second grant will be conditioned upon and effective only upon stockholder approval of an increase in shares under the Plan and the effectiveness of a registration statement with the Securities and Exchange Commission with respect to such additional shares and consists of 2,000,000 shares from the Plan. The stock purchase rights will have a purchase price equal to the par value of the Company’s common stock, $0.001 per share. The second grant will be subject to a repurchase right that the permits the Company to repurchase the shares from Mr. Klaus for $0.001 per share upon his termination of employment from the Company. Assuming Mr. Klaus remains a service provider of the Company, the repurchase right lapses as to 250,000 shares per calendar quarter on the last day of each quarter beginning March 31, 2004, such that the entire 2,000,000 shares of the second grant will be vested in full on December 31, 2005. The repurchase right lapses, and all shares vest, upon a “Change in Control” of the Company or “Involuntary Termination” of Mr. Klaus, as defined in Mr. Klaus’s Management Retention Agreement with the Company.

Under each grant, subject to compliance with applicable law, Mr. Klaus may satisfy applicable withholding taxes by: (i) paying in cash or check, (ii) authorizing the Company to withhold amounts from his current cash compensation, (iii) electing to have the Company withhold from the shares to be issued upon the lapse of the Company’s repurchase right, a number of shares having a fair market value equal to the amount required to be withheld, or (iv) surrendering shares of Company stock owned by Mr. Klaus (other than shares subject to the award) having a fair market value equal to the amount required to be withheld. If Mr. Klaus does not specify the method, the Company will withhold from the shares to be issued upon the lapse of the Company’s repurchase right. In the event of any accelerated vesting upon a Change in Control as referenced above, Mr. Klaus would be entitled to reimbursement to offset the effect of any excise taxes required to be paid, as well as to offset any other taxes resulting from such excise tax reimbursement.

2. The Company has entered into an agreement with Lee Kim providing that, if his employment is involuntarily terminated within twelve months following a change of control of the Company or if there is a constructive termination of his employment within twelve months following a change of control, then he will be entitled to receive six months of base salary plus an additional week’s pay for each full year of service to the Company.

Additional Indebtedness of Management

In May 2000, the Company made loans to certain of its executive officers. Each executive officer recipient of such a loan issued the Company a promissory note in the initial principal amount. Such notes bear 6.53% interest per annum and were initially due and payable at the earlier of February 20, 2001 or when the executive officer was paid his bonus for fiscal year 2000. In February 2001, these notes were amended to extend the maturity date to February 20, 2002. These amendments also provided that interest from the date of the notes until February 20, 2001 was forgiven but that interest at the rate of 6.53% would accrue on the unpaid principal balance following February 20, 2001. The notes were paid off by the due dates. No executive officers received new loans or, other than the previously described 1996 loans to Mr. Klaus, were indebted to the Company in an amount in excess of $60,000 during fiscal year 2002. No amounts were outstanding on Mr. Klaus’s loans as of the date of this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2002 with the Company’s management;

•	Discussed with the Company’s Auditors for 2002, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee); and

•	Received the written disclosures and the letter from the Company’s Auditors required by Independence Standards Board Standard No. 1, and has discussed with such Auditors their independence.

Based on the review and discussions discussed above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2002 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee:	Charles Boesenberg Don Dixon Harry Copperman Thomas Kelly

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing and evaluating the effectiveness of compensation policies and programs for the Company and for making determinations regarding the compensation of the Company’s executive officers. The following report is submitted by the Compensation Committee with respect to the executive compensation policies established by the Committee and compensation paid or awarded to executive officers for the fiscal year ended December 31, 2002.

Compensation Policies and Objectives

In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Compensation Committee is guided by three basic principles:

•	The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

•	Annual executive compensation in excess of base salaries primarily should be tied to the Company’s performance.

•	The financial interests of the Company’s executive officers should be aligned with the financial interests of the stockholders, primarily through stock option or restricted stock grants that reward executives for improvements in the market performance of the Company’s Common Stock.

Salaries and Employee Benefit Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries and health care and other employee benefit programs to its executives and other key employees that are comparable to those offered to persons with similar skills and responsibilities by competing businesses in the Company’s line of business. In addition, the Company requires that its executives be based in Irvine, California and, as a result, provides relocation packages to executives and key employees who are required to relocate. In recommending salaries for executive officers, the Committee (i) reviews the historical performance of the executives, and (ii) informally reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses that are comparable to the Company in terms of size, revenue, financial performance and industry group. Many, though not all, of these competing businesses whose shares are publicly traded are included in the Performance Graph on page 17 of this Proxy

Statement in the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks. Another factor that is considered in establishing salaries of executive officers is the cost of living in Southern California where the Company and its executive offices are headquartered, as such cost generally is higher than in other parts of the country.

Base salaries are reviewed and adjusted annually based principally on an evaluation of individual contributions to corporate goals, comparable market salary data, growth in the Company’s size and complexity, increases or decreases in an executive’s responsibilities, and Company performance. The base salary for Mr. Kim in 2002 decreased by 5%, over 2001 levels as a result of overall cost cutting measures implemented by the Company.

Performance-Based Cash Compensation. The Company has established a cash bonus plan for executives and key employees. Payment of bonuses is dependent on the Company’s achieving specific performance criteria for the fiscal year. The performance criteria include a Company operating revenue target and a Company net income before taxes goal. One half of the bonus is based on achieving the operating revenue goal and the other half is tied to achieving the net income before taxes goal. Potential cash bonuses under the plan range from 5% to 100% of an individual’s base salary and can exceed 100% of base salary if greater than 100% of the performance criteria are achieved. Bonuses are paid beginning at 75% achievement of either the operating revenue or net income before taxes goals.

The net income and revenue targets are established on the basis of annual budget and forecasts developed by management and approved by the Compensation Committee. This operating plan is developed on the basis of (i) the Company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors that, based on historical experience, are expected to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes can be realized, (iv) competitive conditions faced by the Company, and (v) additional expenditures in excess of prior fiscal years. By taking all of these factors into account, including market conditions, the net income goal and revenue targets are determined. Given the variety of employment alternatives in both established and start-up high technology companies, the Committee concluded that the bonus plan could assist the Company in retaining and motivating its key management employees.

As a result of this performance-based bonus program, executive compensation, and the proportion of each executive’s total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company’s net income increases.

Stock Options and Equity-Based Programs. The Compensation Committee believes that the motivation of executives and key employees increases as the market value of the Company’s Common Stock increases. In order to align the financial interests of executive officers and other key employees with those of the stockholders, the Company grants stock options or makes restricted stock grants to its executive officers and other key employees on a periodic basis, taking into account, among other factors, the size and terms of previous grants of equity-based compensation and stock holdings in determining awards. Stock option or restricted stock grants, in particular, reward executive officers and other key employees for performance that results in increases in the market price of the Company’s Common Stock, which directly benefits all stockholders. Moreover, the Compensation Committee generally has followed the practice of granting options on terms that provide that the options become exercisable in cumulative annual installments, generally over a two to five-year period. The Compensation Committee generally has followed the practice of making restricted stock grants with vesting tied, in part, to objective Company performance targets. The Compensation Committee believes that these features of the option and stock grants not only provide an incentive for executive officers to remain in the employ of the Company, but also makes longer term growth in share prices important for the executives who receive stock options or restricted stock grants.

In 2002, Lee Kim received one option grant. See “Executive Compensation – Option Grants in Last Fiscal Year.” The grant was intended to retain and motivate Mr. Kim.

Other Matters. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to the Company in making all compensation decisions.

CEO Compensation for Fiscal 2002

The principal components of compensation for the Chief Executive Officer for fiscal 2002 included base salary, bonus, restricted stock, management retention bonus, and an option grant. L. George Klaus, the Company’s Chief Executive Officer, received a salary of $634,000 during fiscal 2002. Mr. Klaus’ base salary was negotiated as part of his compensation package when he joined the Company in February 1996 and has been subsequently increased on an annual basis. However, Mr. Klaus’s base salary decreased by 5% over his salary at December 31, 2001 as a result of cost cutting measures implemented by the Company during 2002. Mr. Klaus also received a bonus of $248,496 for fiscal 2002. Mr. Klaus’s bonus plan for fiscal 2002 provided for a target bonus of $400,800. One half of the target bonus was based on achieving an operating revenue goal for the Company, and the other half was based upon the Company achieving a net income before taxes goal. Additional amounts could be earned if the Company exceeded 100% of the operating revenue and net income goals. Bonuses are paid beginning at 75% achievement of either the operating revenue or net income before taxes goals, based on objective formulas. For 2002, Mr. Klaus received a bonus for approximately 87% of his operating revenue bonus target and approximately 94% of his net income bonus target. In April 1998, the Company waived the collection of all accrued interest, including interest that might accrue in the future, on two promissory notes in the aggregate principal amount of $7,000,000. In February 2001, the Company agreed to extend the duration of the notes for two years up through and including February 7, 2003. In consideration for the extension of the notes, the accrual of simple interest on the unpaid principal was reinstated at the rate of 6% per annum, and due and payable upon maturity in February 2003. The total amount of interest accrued during fiscal 2002 was $445,403. In August 2001, Mr. Klaus was granted an option to purchase 500,000 shares of common stock at an exercise price of $1.15. The option vests over 4 years on a monthly basis provided that Mr. Klaus continues on as an employee or employee-director of the Company and was granted to provide specific equity incentive to Mr. Klaus for improved Company financial performance going forward. When Mr. Klaus joined the Company in 1996, he purchased 2,000,000 shares of restricted common stock. The Company retained a repurchase right with respect to the restricted stock and such repurchase right with respect to 100,000 shares was tied to an objective profit after taxes target for the fiscal year ending June 30, 1999. In December 1998, the Company changed its fiscal year end to December 31. In October 1999, the above referenced profit after taxes target was replaced with another objective target, which Mr. Klaus fulfilled.

Compensation Committee:	Donald R. Dixon Charles M. Boesenberg

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States Companies) (the “CRSP NASDAQ Index”) and the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks (the “CRSP NASDAQ Computer Index”) for the last five fiscal years ended on December 31, 2002 (last market date was December 31, 2002). The graph assumes that all dividends have been reinvested.

COMPARISON OF FIVE –YEAR CUMULATIVE TOTAL RETURNS

(Epicor Software Corporation, CRSP NASDAQ Index, CRSP NASDAQ Computer Index)

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of April 4, 2003 regarding the beneficial ownership of the Common Stock and Series C and D Preferred Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company’s capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the persons named in the Summary Compensation Table, and (iv) all current directors and executive officers of the Company as a group:

	Common Stock			Series C Preferred Stock			Series D Preferred Stock			Total Voting Power
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class	Amount and Nature of Beneficial Ownership (1)		Percentage of Class	Amount and Nature of Beneficial Ownership (1)		Percentage of Class	Votes	Total Percentage
LeRoy C. Kopp 7701 France Avenue South, Suite 500 Edina, MN 55435	6,151,000	(2)	14.1%	—		—	—		—	6,151,000	13.0%

Trident Capital Fund-V, LP, Trident Capital Fund-V Affiliates Fund, L.P. Trident Capital Fund-V Affiliates Fund (Q), L.P. Trident Capital Fund-V Principals Fund, L.P. Trident Capital Parallel Fund-V, C.V. Trident Capital Partners Fund-I, L.P. Trident Capital Partners Fund-I, C.V. 2480 Sand Hill Road, Ste. 100 Menlo Park, CA 94025	3,650,684	(4)(7)	8.4%	61,735	(3)(4)	100.0%	300,000	(3)(4)	100.0%	3,650,684	7.7%

Fuller & Thaler Asset Management, Inc. 411 Borel Avenue, Suite 402 San Mateo, CA 94402	3,358,090	(5)	7.7%	—		—	—		—	3,358,090	7.1%

Richard H. Pickup DRP Charitable Remainder Unitrust TMP Charitable Remainder Unitrust Pickup Family Trust Dito Devcar Corporation Dito Caree, L.P. TB Fund, LLC TD Investments, LLC 2321 Alcova Ridge Drive Las Vegas, Nevada 89134	3,452,500	(12)	7.9%							3,452,000	7.3%

L. George Klaus	1,888,757	(6)(11)	4.3%	—		—	—		—	1,888,757	4.0%

Charles Boesenberg	46,002	(9)	*	—		—	—		—	46,002	*

Donald R. Dixon	3,650,684	(3)(4)(7)	8.4%	61,735	(3)(4)	100.0%	300,000	(3)(4)	100.0%	3,650,684	7.7%

Thomas F. Kelly	33,334	(6)	*	—		—	—		—	33,334	*

Harold D. Copperman	28,334	(10)	*	—		—	—		—	28,334	*

Lee Kim	120,581	(6)(13)	*	—		—	—		—	120,581	*

All current directors and officers as a group (6 persons) (8)	5,767,690	(6)	13.2%	61,735		100%	300,000		100%	5,767,690	12.2%

*Less than 1%

(1)	Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable, and the business address is c/o Epicor Software Corporation, 195 Technology Drive, Irvine, CA 92618-2402.

(2)	This information is based solely upon a Schedule 13G filed January 15, 2003, which indicates that Mr. Kopp is the owner of Kopp Holding Company, which is in turn the owner of Kopp Investment Advisors.

(3)	Donald R. Dixon, a director of the Company, is president of Trident Capital Inc., which is the general partner of Trident Capital, L.P. which is the general partner of Trident Capital Fund-V, L.P.; Trident Capital Fund-V Affiliates Fund, L.P.; Trident Capital Fund-V Affiliates Fund (Q), L.P.; Trident Capital Fund-V Principals Fund, L.P.; Trident Capital Parallel Fund-V, C.V.; Trident Capital Partners Fund-I, L.P.; and Trident Capital Partners Fund-I, C.V. Mr. Dixon disclaims beneficial ownership of these shares, other than to the extent of his stock ownership in Trident Capital, Inc.

(4)	Consists of 2,687,510 shares underlying Series D Preferred Stock on an as-converted basis and 325,370 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Fund-V, L.P.; 15,620 shares underlying Series D Preferred Stock on an as-converted basis and 1,890 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Fund-V Affiliates Fund, L.P.; 14,900 shares underlying Series D Preferred Stock on an as-converted basis and 1,800 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Fund-V Affiliates Fund (Q), L.P.; 77,790 shares underlying Series D Preferred Stock on an as-converted basis and 9,420 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Fund-V Principals Fund, L.P.; 204,180 shares underlying Series D Preferred Stock on an as-converted basis and 24,720 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Parallel Fund-V, C.V.; 212,180 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Partners Fund-I, L.P.; and 41,970 shares underlying Series C Preferred Stock on an as-converted basis held by Trident Capital Partners Fund-I, C.V. Series C and D Preferred stock is convertible to common stock on a 10 to 1 common to preferred ratio.

(5)	This information is based solely upon a Schedule 13G/A filed February 13, 2003.

(6)	Includes shares subject to a right of repurchase by the Company as of April 4, 2003, which right of repurchase lapses over a four-year period as to some shares.

(7)	Includes 30,000 shares originally issued to Donald Dixon and then subsequently assigned to Trident Capital Partners Fund, including shares subject to a right of repurchase by the Company as of April 4, 2003, which right of repurchase lapses over a four-year period as to some shares. Also includes 3,334 shares of common stock subject to options held by Mr. Dixon that are exercisable within sixty (60) days following the Record Date. Mr. Dixon disclaims beneficial ownership of these shares, other than to the extent of his stock ownership in Trident Capital, Inc.

(8)	Includes all shares of common stock and Series C and Series D Preferred Stock, as applicable, owned by Trident Capital Partners, and related entities as to which the respective affiliated director disclaims beneficial ownership.

(9)	Includes 46,001 shares of common stock subject to options held by Mr. Boesenberg that are exercisable within sixty (60) days following the Record Date.

(10)	Includes 18,334 shares of common stock subject to options held by Mr. Copperman that are exercisable within sixty (60) days following the Record Date.

(11)	Includes 218,757 shares of common stock subject to options held by Mr. Klaus that are exercisable within sixty (60) days following the Record Date.

(12)	This information is based solely upon a Schedule 13D filed February 14, 2003.

(13)	Includes 7,500 shares of common stock subject to options held by Mr. Kim that are exercisable within sixty (60) days following the Record Date.

PROPOSAL TWO

AMENDMENT OF THE 1999 NONSTATUTORY STOCK OPTION PLAN

On March 18, 2003, the Compensation Committee of the Board of Directors approved an amendment to the Company’s 1999 Nonstatutory Stock Option Plan (the “Plan”), to increase the authorized shares of Common Stock under the Plan by 4,000,000 to a total of 6,000,000 shares of common stock authorized under the Plan.

In addition, the Board of Directors resolved that if the 4,000,000 share increase to the Plan is approved, the Board will cease making grants under those of its existing stock plans that have not been approved by the Company’s stockholders. Currently, there are 2,177,884 shares authorized for issuance under the Company’s 1993, 1996, 1997, 1998 Nonqualified Stock Option Plans and 1999 Merger Transition Nonstatutory Stock Option Plan. If the share increase to the Plan is approved, the Company will no longer make additional grants under those plans.

Summary of the Plan

General. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company’s business. Options granted under the Plan are nonstatutory stock options. In addition, restricted stock may also be issued under the Plan by means of grants stock purchase rights.

Administration. The Plan may generally be administered by the Board or the Committee appointed by the Board (as applicable, the “Administrator”).

Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. The Administrator, in its discretion, selects the employees, directors and consultants to whom options are granted, the time or times at which such options shall be granted, and the number of shares subject to each such grant.

Section 162(m) of the Internal Revenue Code of 1986, as amended, places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company’s ability to deduct the compensation income associated with options granted to such persons, the Plan provides that no employee, director or consultant may be granted, in any fiscal year of the Company, options to purchase more than 1,500,000 shares of common stock. Notwithstanding this limit, however, in connection with such individual’s initial employment with the Company, he or she may be granted options to purchase up to an additional 1,500,000 shares of common stock.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

(a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

(b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the Plan generally vest and become exercisable over two to five years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

(c) Term of Option. The term of an option may be no more than ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

(d) Termination of Employment. If an optionee’s employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

(e) Death or Disability. If an optionee’s employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the Plan expire on the earlier of (i) 12 months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee’s estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

(f) Nontransferability of Options. Options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

(g) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Terms and Conditions of Stock Purchase Rights. Stock purchase rights may be issued alone or together with other awards granted under the Plan and/or cash awards made outside of the Plan. The stock purchase right may be accepted by execution of a restricted stock purchase agreement, which will grant the Company, unless the Administrator determines otherwise, a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason, including death or disability. The Administrator determines the rate at which the repurchase option will lapse and the other terms and conditions of the restricted stock purchase agreement. The purchase price for the exercise of the repurchase option is the original purchase price paid by the purchaser and may be paid by cancellation of indebtedness of the purchaser to the Company. Upon exercise of the stock purchase right, the purchaser shall have the rights of a stockholder of the Company. Stock purchase rights granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the grantee’s lifetime only by the grantee.

Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

In the event that a Change of Control (as defined below) occurs, the vesting of all nonqualified options, restricted stock and stock purchase rights shall be accelerated and, concurrent with the effective date of the Change of Control, such persons shall have the right to exercise the nonqualified option in respect to any or all of the shares then subject thereto. To the extent possible, the Administrator shall cause written notice of the Change of Control to be given to the persons holding options not less than ten (10) days prior to the anticipated effective date of the Change of Control. In the event of a Change of Control, the Administrator may take such other action as is equitable and fair.

The term “Change of Control” shall mean the occurrence of any of the following:

(i) Any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a Company subsidiary, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or a successor to the Company) representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or such successor; or

(ii) At least a majority of the directors of the Company constitute persons who were not at the time of their first election to the Board, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election; or

(iii) A merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or

(iv) A sale, transfer or other disposition of assets involving fifty percent (50%) or more in value of the assets of the Company; or

(v) The dissolution of the Company, or liquidation of more than fifty percent (50%) in value of the Company; or

(vi) Any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger.

Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Plan to the extent necessary to comply with Section 162(m) of the Internal Revenue Code, or any similar rule or statute. No such action by the Board or shareholders may alter or impair any option or stock purchase right previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate on April 29, 2009.

Repricing of Options. Options granted under the Plan may not be repriced unless the repricing is approved by the stockholders of the Company.

Federal (U.S.) Income Tax Consequences

Nonstatutory Stock Options

An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section162(m) of the Internal Revenue Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held for more than 12 months are capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Stock Purchase Rights

Stock purchase rights generally are taxed in the same manner as nonqualified stock options. However, if upon exercise of a stock purchase right, the purchaser receives restricted stock which is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code, the purchaser will not recognize ordinary income at the time of purchase. Instead, purchaser will recognize ordinary income on the dates when the stock ceases to be subject to a substantial risk of forfeiture. The purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture. The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gain holding period by timely filing an election pursuant to Section 83(b) of the Internal Revenue Code. In such event, the ordinary income, if any is measured as the difference between the purchase price and the fair market value on the date of purchase/issuance, and the capital gain holding period starts on such date. The ordinary income recognized by a purchaser who is our employee will be subject to tax withholding by the Company.

The foregoing is only a summary of the effect of federal income taxation upon optionees, recipients of stock purchase rights and purchasers of restricted stock, and the company with respect to the grant and exercise of options and stock purchase rights under the plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s, director’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee, director or consultant may reside.

Plan Benefits

The Company has granted under the Plan options and stock purchase rights to purchase 904,500 shares of common stock to approximately 246 employees representing 31% of the total employees of the Company as of December 31, 2002.

On March 18, 2003, the Compensation Committee approved a new stock grant for the Company’s Chairman and Chief Executive Officer, L. George Klaus. Under the new award, Mr. Klaus was granted rights to purchase a total of 3,000,000 shares of restricted stock. The award consisted of two separate grants and was awarded to Mr. Klaus to incent him to remain with the Company and continue to work toward long term Company growth. The size and terms of these restricted stock grants to Mr. Klaus are believed to be competitive with industry comparables as determined from and based in part on data provided by a leading executive compensation consultant in a report specially commissioned by the Compensation Committee of the Board of Directors.

The first grant was effective immediately and consisted of 1,000,000 shares, including a stock purchase right for 940,000 shares of restricted stock from the Plan and a stock purchase right for 60,000 shares of restricted stock from the Company’s 1994 Amended and Restated Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan. The stock purchase rights had a purchase price equal to the par value of the Company’s Common Stock, $0.001 per share, and were exercised upon grant by Mr. Klaus. The first grant is subject to a repurchase right that the permits the Company to repurchase the shares from Mr. Klaus for $0.001 per share upon his termination of employment from the Company. Assuming Mr. Klaus remains a service provider of the Company, the repurchase right lapses as to 100,000 shares per month on the last day of each month beginning March 31, 2003, such that the entire 1,000,000 shares of the first grant will be vested in full on December 31, 2003. The repurchase right lapses, and all shares vest, upon a “Change in Control” of the Company or “Involuntary Termination” of Mr. Klaus, as defined in Mr. Klaus’s Management Retention Agreement with the Company. See “Related Party Transactions – Employment and Severance Agreements.”

The second grant will be conditioned upon and effective only upon stockholder approval of the increase in shares under the Plan and the effectiveness of a registration statement with the Securities and Exchange Commission with respect to the additional shares and consists of 2,000,000 shares from the Plan. As a result, Mr. Klaus has an interest in the proposal. The stock purchase rights will have a purchase price equal to the par value of the Company’s common stock, $0.001 per share. The second grant will be subject to a repurchase right that the permits the Company to repurchase the shares from Mr. Klaus for $0.001 per share upon his termination of employment from the Company. Assuming Mr. Klaus remains a service provider of the Company, the repurchase right lapses as to 250,000 shares per calendar quarter on the last day of each quarter beginning March 31, 2004, such that the entire 2,000,000 shares of the second grant will be vested in full on December 31, 2005. The repurchase right lapses, and all shares vest, upon a “Change in Control” of the Company or “Involuntary Termination” of Mr. Klaus, as defined in Mr. Klaus’s Management Retention Agreement with the Company. See “Related Party Transactions – Employment and Severance Agreements.”

Under each grant, subject to compliance with applicable law, Mr. Klaus may satisfy applicable withholding taxes by: (i) paying in cash or check, (ii) authorizing the Company to withhold amounts from his current cash compensation, (iii) electing to have the Company withhold from the shares to be issued upon the lapse of the Company’s repurchase right, a number of shares having a fair market value equal to the amount required to be withheld, or (iv) surrendering shares of Company stock owned by Mr. Klaus (other than shares subject to the award) having a fair market value equal to the amount required to be withheld. If Mr. Klaus does not specify the method, the Company will withhold from the shares to be issued upon the lapse of the Company’s repurchase right. In the event of any accelerated vesting upon a Change in Control as referenced above, Mr. Klaus would be entitled to reimbursement to offset the effect of any excise taxes required to be paid, as well as to offset any other taxes resulting from such excise tax reimbursement. See “Related Party Transactions – Employment and Severance Agreements.”

Since grants of stock options and stock purchase rights are determined by the Administrator, the Company cannot now determine the number of additional stock options and stock purchase rights to be granted in the future to the Chief Executive Officer, the Company’s four most highly compensated executive officers, all executive officers as a group, all directors who are not executive officers as a group or all employees (including officers who are not executive officers) as a group. However, the following table sets forth information, with respect to such persons, regarding: (i) grants of stock options and stock purchase rights previously made under the Plan, (ii) grants of stock options and stock purchase rights proposed to be made under the Plan, and (iii) aggregate number of shares subject to options and stock purchase rights granted under all of the Company’s Plans during the 12 months ended December 31, 2002 to such persons:

NAME AND POSITION	NUMBER OF SHARES SUBJECT TO OPTIONS OR STOCK PURCHASE RIGHTS PREVIOUSLY GRANTED UNDER THE PLAN	DOLLAR VALUE (1)	NUMBER OF SHARES SUBJECT TO OPTIONS OR STOCK PURCHASE RIGHTS PROPOSED TO BE GRANTED UNDER THE PLAN (2)	DOLLAR VALUE (1)	NUMBER OF SHARES SUBJECT TO OPTIONS OR STOCK PURCHASE RIGHTS UNDER ALL PLANS DURING 2002	DOLLAR VALUE (1)
L. GEORGE KLAUS	1,440,000	$1,224,060	2,000,000	$2,500,000	—	—
LEE KIM	30,000	$5,700	—	—	10,000	($9,000)
ALL EXECUTIVE OFFICERS AS A GROUP (2 PERSONS)	1,470,000	$1,229,760	—	—	10,000	($9,000)
NON EXECUTIVE DIRECTOR GROUP (4 PERSONS)	135,000	102,350	—	—	40,000	($16,400)
ALL OTHER EMPLOYEES (9 PERSONS)	385,750	($212,501)	—	—	864,500	($742,595)

(1)	DIFFERENCE BETWEEN $1.25 (THE CLOSING PRICE OF THE COMPANY’S COMMON STOCK ON DECEMBER 31, 2002 AS LISTED ON THE NASDAQ STOCK MARKET) AND THE EXERCISE PRICES OF SUCH OPTIONS OR RESTRICTED STOCK, MULTIPLIED BY THE NUMBER OF SHARES SUBJECT TO SUCH OPTIONS OR RESTRICTED STOCK.
(2)	SUBJECT TO APPROVAL OF THE COMPANY’S STOCKHOLDERS AND REGISTRATION OF THE SHARES WITH THE SECURITIES AND EXCHANGE COMMISSION.

Vote Required and Voting Procedures

At the Annual Meeting, the stockholders are being asked to approve the amendment to the Plan. The affirmative vote of a majority of the shares of Common Stock and Series C Preferred Stock and Series D Preferred Stock (on an as-converted basis) present or represented and voting at the Annual Meeting of Stockholders will be required to approve the amendment to the Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S 1999 PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP (“D&T”), independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2003, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of D&T are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

On April 10, 2001, the Company informed Ernst & Young LLP (“E&Y”) that E&Y would no longer be retained as the Company’s independent auditor. E&Y audited the Company’s consolidated financial statements for the year ended December 31, 2000. E&Y’s reports on the Company’s consolidated financial statements for the years ended December 31, 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2002 and 2001 and during the portion of 2001 prior to the audit committee’s decision to make a change, there were no disagreements between the Company and D&T or E&Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T or E&Y, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

The decision not to retain E&Y was approved by the audit committee of the Company’s board of directors. The audit committee also approved the retention of D&T as the Company’s new independent auditor.

Fees Billed to the Company by Deloitte & Touche LLP during Fiscal 2002

Audit Fees

Fees billed by Deloitte & Touche LLP for the audit and interim reviews of the Company’s consolidated financial statements as of and for the year ended December 31, 2002 totaled $289,725.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche LLP did not bill the Company any fees for Financial Information Systems Design and Implementation in the fiscal year ended December 31, 2002.

All Other Fees

All other fees billed to the Company by Deloitte & Touche LLP were approximately $175,154, including audit related services of $4,742 and nonaudit services of $170,412.

The Audit Committee has considered and determined that the fees paid to D&T for other audit-related services is compatible with D&T’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2003. Proxies solicited by the Company will be voted FOR the ratification of Deloitte & Touche as the Company’s independent auditors for the Fiscal Year 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the fiscal year ended December 31, 2002, the Company’s officers, directors and all persons who own more than 10% of a registered class of the Company’s equity securities complied with all Section 16(a) filing requirements

OTHER MATTERS

As of the date of the Proxy Statement, the Company knows of no other matters to be submitted to the Annual Meeting of Stockholders other than those set forth herein and in the Notice of Annual Meeting of Stockholders. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to use their discretionary authority to vote the shares they represent in accordance with their best judgment.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the votes entitled to be cast by the outstanding shares is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid envelope.

THE BOARD OF DIRECTORS

Dated: April 15, 2003

PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Epicor Software Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EPCOR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EPICOR SOFTWARE CORPORATION

Proposals to be Voted Upon

1.	Election of Directors – The names of the nominees are: 01) L. George Klaus, 02) Donald R. Dixon, 03) Thomas F. Kelly, and 04) Harold D. Copperman	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote on Proposals					For	Against	Abstain
2.

Approval of Amendment to Company’s 1999 Nonstatutory Stock Option Plan – To approve an amendment to the Company’s 1999 Nonstatutory Stock Option Plan to increase the number of authorized shares by 4,000,000.

					☐	☐	☐

3.	Appointment of Deloitte & Touche, LLP as Independent Accountants – To ratify the appointment of Deloitte & Touche, LLP as independent accountants for the year ending December 31, 2003.				☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at http://www.proxyvote.com and providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EPICOR SOFTWARE CORPORATION

The undersigned stockholder of Epicor Software Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 2003, and hereby appoints L. George Klaus, Lee Kim and Valerie Brodie, or each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Epicor Software Corporation to be held on May 20, 2003 at 10:00 a.m. local time, and at any adjournment(s) thereof, and to vote all shares of stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE AMENDMENT TO THE COMPANY’S 1999 NONSTATUTORY STOCK OPTION PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Important: This proxy should be marked, dated and signed by each stockholder exactly as their name appears on their stock certificate, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.